Exhibit 99.1

Biote Reports First Quarter 2024 Financial Results

Procedure revenue growth and strengthened profitability drive solid financial performance

Phased launch of BioteRx remains on track

Reaffirms 2024 financial guidance, with an acceleration in second half growth

IRVING, TX – May 7, 2024—Biote (NASDAQ: BTMD), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Financial Highlights

(All financial result comparisons made are against the prior-year period)

•	Revenue of $46.8 million, up 4.4%

•	Procedure revenue of $37.4 million, up 6.6%

•	Gross profit margin of 71.4%, an approximately 240-basis point increase

•

Net loss of $(5.8) million, representing net loss margin of (12.4)%, and basic and diluted loss per share attributable to biote Corp. stockholders of $(0.06), compared to net loss of $(21.4) million, representing net loss margin of (47.8)%, and basic and diluted loss per share attributable to biote Corp. stockholders of $(0.39)

•	Adjusted EBITDA[1] of $14.2 million, an 8.0% increase

•	Adjusted EBITDA margin[1] of 30.2%, a 100-basis point increase

“Procedure revenue increased 6.6% in the first quarter, reflecting stable demand from established clinics within our nationwide network. We are focused on driving accelerated revenue growth in the second half of 2024 by continuing to expand our geographic presence and strengthening our relationships with existing practitioners. Additionally, we are enhancing our on-boarding and training programs to facilitate adoption of the Biote Method,” said Terry Weber, Biote Chief Executive Officer.

“The phased launch of BioteRx, our new suite of hormone and evidence-based wellness therapies that launched in February, is progressing well, with both patients and practitioners responding favorably to our enhanced offerings. Over the course of 2024, we plan to continue to expand BioteRx throughout our network, increasing our engagement with practitioners and promoting positive health outcomes for our growing patient population.”

[1]

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures. Please see “Discussion of non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measure.

Ms. Weber continued, “As previously announced, on March 18th, we closed the acquisition of Asteria Health, a manufacturer of compounded bioidentical hormones. We have begun to integrate Asteria Health into our operations, with a goal of achieving full vertical integration of our pellet manufacturing. We believe this strategic acquisition strengthens our competitive position and provides deep expertise in 503(B) manufacturing, enabling Biote to develop innovative wellness therapies that complement our existing hormone offerings.”

2024 First Quarter Financial Review

(All financial result comparisons made are against the prior-year period unless otherwise noted)

Revenue for the first quarter of 2024 was $46.8 million, an increase of 4.4% from $44.8 million for the first quarter of 2023. The increase in revenue was driven by procedure revenue growth of 6.6%, partially offset by a decline in dietary supplement revenue of 11.3%, primarily as a result of one of the Company’s larger dietary supplement distributors exiting the nutraceutical business during the fourth quarter of 2023.

Gross profit margin for the first quarter of 2024 was 71.4% compared to 69.1% for the first quarter of 2023. The increase in gross profit margin was primarily due to product mix and effective cost management.

Operating income for the first quarter of 2024 was $10.4 million, compared to $7.9 million for the first quarter of 2023. Operating income in the first quarter of 2024 increased due primarily to improved gross profit.

Net loss for the first quarter of 2024 was $(5.8) million, representing a net loss margin of (12.4)%, and diluted loss per share attributable to biote Corp. stockholders of $(0.06), compared to net loss of $(21.4) million, representing a net loss margin of (47.8)%, and diluted loss per share attributable to biote Corp. stockholders of $(0.39), for the first quarter of 2023. Net loss for the first quarter of 2024 and 2023 included a loss of $12.1 million and $25.4 million, respectively, due to a change in the fair value of the earnout liability. Additionally, net loss for the first quarter of 2023 included a loss of $1.6 million due to a change in the fair value of the warrant liability.

Adjusted EBITDA for the first quarter of 2024 was $14.2 million, with an Adjusted EBITDA margin of 30.2%. In the first quarter of 2023, Adjusted EBITDA was $13.1 million, with an Adjusted EBITDA margin of 29.2%. The increases in Adjusted EBITDA and Adjusted EBITDA margin were primarily due to growth in revenue and improved gross profit margin.

Subsequent Event

On April 23, 2024, Biote reached a definitive settlement in the Company’s litigation with Dr. Gary S. Donovitz, Biote’s founder. Under the terms of this settlement, Biote has agreed to repurchase all the 18.4 million shares beneficially owned by Dr. Donovitz at the time of the settlement at an average price of $4.17 per share, with the first tranche of shares having been repurchased for $32.2 million on April 26, 2024. The remaining shares will be repurchased over the next three years. Also pursuant to the settlement, the Company is cancelling all 3.9 million unvested earnout shares that were beneficially owned by Dr. Donovitz at the time of settlement.

2024 Financial Outlook

“Based on our solid first quarter financial performance and our expectations for stronger revenue growth in the second half of the year, we reaffirm our 2024 financial guidance,” concluded Ms. Weber.

($ in millions)	Previously Reported 2024 Guidance Ranges
Revenue	$200-$204
Adjusted EBITDA[1]	$60-$63

The Company’s 2024 financial guidance includes: (i) procedure revenue growth in the first half of 2024 similar to that of the second half of 2023 with improved growth in the back half of 2024; (ii) a return to nutraceutical revenue growth in the second half of 2024; (iii) expected modest contributions from new therapeutic wellness products; and (iv) a second-half margin contribution from the anticipated impact of the acquisition of Asteria Health.

First half 2024 consolidated year-on-year revenue growth is expected to be in the low-single digits, with significant improvement expected in the second half of 2024. Total revenue growth in the first half of 2024 is expected to be impacted by the transition in the nutraceutical distribution channel and timing of seasonal promotions.

Conference Call:

Biote management will host a conference call to review these results and provide a business update beginning at 5:00 p.m. ET on Tuesday, May 7, 2024. To access the conference call by telephone, please dial (844) 481-2820 (U.S toll-free) or (412) 317-0679 (International). To access a live webcast of the call, interested parties may use the following link: Biote First Quarter 2024 Earnings Conference Call. A replay of the webcast will be available on the Events page of the Biote Investor Relations website, at ir.biote.com, shortly after the event concludes.

Discussion of Non-GAAP Financial Measures

To provide investors with additional information regarding our financial results, Biote has disclosed Adjusted EBITDA, a non-GAAP financial measure that it calculates as net income before interest, taxes and depreciation and amortization, further adjusted to exclude stock-based compensation, litigation expenses, legal settlements, transaction-related expenses, merger and acquisition expenses, fair value adjustments to certain equity instruments classified as liabilities and other expenses. Below we have provided a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

[1]	Please see “Forward-Looking Non-GAAP Financial Measures” below for additional information about forward-looking Adjusted EBITDA.

We present Adjusted EBITDA and Adjusted EBITDA margin because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements of our assets;

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA and Adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA and Adjusted EBITDA margin are subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. A reconciliation is provided in the financial statement tables included below in this press release for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including net income and our other GAAP results.

Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of certain information needed to calculate reconciling items. For example, the Company has not included a reconciliation of projected Adjusted EBITDA to GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, share-based compensation expense, income taxes, due diligence expenses and legal expenses. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted EBITDA in future periods, management does not forecast them for internal use and therefore cannot create a quantitative projected Adjusted EBITDA to GAAP net income (loss) reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to GAAP net income (loss) for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to GAAP net income (loss) for the periods presented will consist of items similar to those described in the financial tables later in this release, including, for example and without limitation, share-based compensation expense, income taxes, due diligence expenses and legal expenses. The timing and amount of any of these excluded items could significantly impact the Company’s GAAP net income (loss) for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Biote’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on March 15, 2024, and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Financial Tables

Biote Corp.

Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$78,787	$89,002
Accounts receivable, net	8,022	6,809
Inventory, net	18,917	17,307
Other current assets	8,635	9,225

Total current assets	114,361	122,343
Property and equipment, net	2,191	1,218
Capitalized software, net	4,930	4,973
Goodwill	5,525	—
Intangible assets, net	6,015	—
Operating lease right-of-use assets	2,202	1,877
Deferred tax asset	24,884	24,884

Total assets	$160,108	$155,295

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,196	$4,155
Accrued expenses	9,729	8,497
Term loan, current	6,250	6,250
Deferred revenue, current	2,876	3,002
Earnout liabilities, current	600	—
Operating lease liabilities, current	406	311

Total current liabilities	24,057	22,215
Term loan, net of current portion	105,270	106,630
Deferred revenue, net of current portion	1,426	1,322
Operating lease liabilities, net of current portion	1,917	1,680
TRA liability	18,894	18,894
Earnout liabilities, net of current portion	53,444	41,100

Total liabilities	205,008	191,841
Commitments and contingencies (See Note 19)
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of March 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 35,651,732, and 35,842,383 shares issued, 34,064,232 and 34,254,883 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 38,819,066 and 38,819,066 shares issued, 28,819,066 and 28,819,066 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in capital	—	—
Accumulated deficit	(31,303)	(29,391)
Accumulated other comprehensive loss	(14)	(12)
Treasury stock, at cost	(4,088)	—

biote Corp.’s stockholders’ deficit	(35,399)	(29,397)
Noncontrolling interest	(9,501)	(7,149)

Total stockholders’ deficit	(44,900)	(36,546)

Total liabilities and stockholders’ deficit	$160,108	$155,295

Biote Corp.

Consolidated Statements of Operations

(In Thousands, except per share values)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Product revenue	$46,035	$44,155
Service revenue	769	688

Total revenue	46,804	44,843
Cost of revenue
Cost of products	12,802	13,027
Cost of services	565	850

Cost of revenue	13,367	13,877
Selling, general and administrative	23,010	23,085

Income from operations	10,427	7,881
Other income (expense), net:
Interest expense, net	(1,660)	(1,646)
Loss from change in fair value of warrant liability	—	(1,618)
Loss from change in fair value of earnout liability	(12,089)	(25,410)
Other income (expense)	(2)	(7)

Total other income (expense), net	(13,751)	(28,681)

Loss before provision for income taxes	(3,324)	(20,800)
Income tax expense	2,486	630

Net Loss	(5,810)	(21,430)
Less: Net loss attributable to noncontrolling interest	(3,740)	(14,625)

Net loss attributable to biote Corp. stockholders	$(2,070)	$(6,805)

Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	—

Other comprehensive income (loss)	(1)	—

Comprehensive income (loss)	$(5,811)	$(21,430)

Net loss per common share
Basic	$(0.06)	$(0.39)
Diluted	$(0.06)	$(0.39)
Weighted average common shares outstanding
Basic	34,621,166	17,585,045
Diluted	34,621,166	17,585,045

Biote Corp.

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net loss	$(5,810)	$(21,430)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	750	538
Bad debt expense	161	30
Amortization of debt issuance costs	202	195
Provision for obsolete inventory	70	—
Non-cash lease expense	80	69
Shares issued in settlement of litigation	—	1,199
Share-based compensation expense	1,763	2,170
(Gain) loss from change in fair value of warrant liability	—	1,618
Loss from change in fair value of earnout liability	12,089	25,410
Deferred income taxes	—	103
Changes in operating assets and liabilities:
Accounts receivable	(1,329)	(728)
Inventory	75	1,560
Other current assets	619	1,238
Accounts payable	(109)	857
Deferred revenue	(22)	205
Accrued expenses	(1,094)	(22)
Operating lease liabilities	(73)	(20)

Net cash provided by operating activities	7,372	12,992
Investing Activities
Purchases of property and equipment	(704)	(62)
Purchases of capitalized software	(350)	(318)
Acquisitions, net of cash acquired	(11,122)	—

Net cash used in investing activities	(12,176)	(380)
Financing Activities
Repurchases of common stock	(4,088)	—
Principal repayments on term loan	(1,562)	(1,562)
Proceeds from exercise of stock options	324	420
Distributions	(83)	(3,093)

Net cash used in financing activities	(5,409)	(4,235)
Effect of exchange rate changes on cash and cash equivalents	(2)	—

Net increase (decrease) in cash and cash equivalents	(10,215)	8,377
Cash and cash equivalents at beginning of period	89,002	79,231

Cash and cash equivalents at end of period	$78,787	$87,608

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$2,230	$2,230
Cash paid for income taxes	$2	$2,232
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$85	$94
Shares issued to acquire Simpatra	$1,574	$—

Biote Corp.

Reconciliation of Adjusted EBITDA to Net Loss

(In Thousands)

(Unaudited)

The following table presents a reconciliation of net loss to Adjusted EBITDA, as well as the calculation of net loss margin and Adjusted EBITDA margin, for each of the periods indicated.

	Three Months Ended
	March 31,
(in thousands)	2024	2023
Net Loss	$(5,810)	$(21,430)
Interest expense, net	1,660	1,646
Income tax expense	2,486	630
Depreciation and amortization	750	538
Share-based compensation expense(1)	1,763	2,170
Litigation expenses-former owner(2)	601	530
Litigation-other(3)	70	184
Legal settlement (gain) loss(4)	—	1,198
Transaction-related expenses(5)	45	324
Other expenses(6)	85	268
Merger and acquisition expenses(7)	419	21
Loss from change in fair value of warrant liability	—	1,618
Loss from change in fair value of earnout liability	12,089	25,410

Adjusted EBITDA	$14,158	$13,107

Total revenue	$46,804	$44,843
Net income (loss) margin(8)	-12.4%	-47.8%
Adjusted EBITDA margin(9)	30.2%	29.2%

(1)

Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.

(2)	Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.
(3)	Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(4)	Represents settlements of legal matters.
(5)

Represents transaction costs including legal fees of $0.04 million during the three months ended March 31, 2024, and legal fees of $0.3 million and professional services fees of $0.02 million for the three months ended March 31, 2023, each of which were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings.

(6)

Represents executive severance costs of $0.08 million and a realized foreign currency loss of less than $0.01 for the three months ended March 31, 2024. For the three months ended March 31, 2023, the amount represents executive severance costs of $0.06 million, costs related to recruiting executive level management, including the Chief Commercial Officer of $0.03 million, professional services fees of $0.09 million and legal fees of $0.08 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022, and a realized foreign currency loss of less than $0.01 million.

(7)

Represents legal fees of $0.4 million and professional services fees of $0.1 million incurred during the three months ended March 31, 2024 related to our recent acquisitions. For the three months ended March 31, 2023, the amount represents legal fees of $0.02 million associated with strategic opportunities to expand the business.

(8)	Net loss margin is defined as net loss divided by total revenue.
(9)	Adjusted EBITDA margin is defined as adjusted EBITDA divided by total revenue.

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com